Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 112 to Registration Statement No. 002-86711 on Form N-1A of our report dated December 14, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Emerging Markets Fund, a fund of Fidelity Advisor Series VIII, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series VIII for the year ended October 31, 2012, and to the reference to us under the heading "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

August 6, 2013